As filed with the Securities and Exchange Commission on December 5, 2014

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORTH AMERICAN PALLADIUM LTD.

(Exact name of Registrant as specified in its charter)

Canada	1000	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

Suite 2350, Royal Bank Plaza, South Tower, 200 Bay Street, Toronto, Ontario, Canada M5J 2J2, (416) 360-7590

(Registrant’s principal executive offices)

CT Corporation System, 111 Eighth Avenue, New York, New York 10011, (212) 894-8940

(Agent for service in the United States)

The Commission is requested to send copies of all communications to:

Riccardo A. Leofanti, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street, Suite 1750 Toronto, Ontario, Canada M5K 1J5 (416) 777-4700	Simon Romano Stikeman Elliott LLP 5300 Commerce Court West, 199 Bay Street Toronto, Ontario, Canada M5L 1B9 (416) 869-5506

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	At some future date (check the appropriate box below):

1.	☐	pursuant to Rule 467(b) on ( ) at ( ).
2.	☐	pursuant to Rule 467(b) on ( ) at ( ) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee (4)
Common Shares
Debt Securities
Warrants
Subscription Receipts
Total	US$150,000,000	US$150,000,000	US$17,430

(1)	There are being registered under this Registration Statement such indeterminate number of common shares, debt securities, warrants to purchase equity securities, warrants to purchase debt securities and subscription receipts of the Registrant as shall have an aggregate initial offering price of US$150,000,000. Any securities registered by this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.
(2)	In United States dollars or the equivalent thereof in Canadian dollars.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
(4)	US$40,920.00 was previously paid in connection with the Registrant’s registration statement on Form F-10 (File No. 333-185656) initially filed with the Commission on December 21, 2012 and declared effective on February 14, 2013, including US$30,042 paid in relation to securities remaining unsold in the offering contemplated by such registration statement. Accordingly, pursuant to Rule 457(p) of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), US$17,430 is being offset against the total registration fee due for this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

PRELIMINARY BASE SHELF PROSPECTUS

New Issue	December 5, 2014

US$150,000,000

Common Shares

Debt Securities

Warrants

Subscription Receipts

North American Palladium Ltd. (“NAP” or the “Company”) may offer and issue from time to time common shares (the “Common Shares”), debt securities (the “Debt Securities”), warrants to purchase Common Shares and warrants to purchase Debt Securities (together, the “Warrants”), and subscription receipts (“Subscription Receipts”) (all of the foregoing, collectively, the “Securities”) or any combination thereof up to an aggregate initial offering price of US$150,000,000 during the 25-month period that this prospectus, including any amendments thereto, remains effective.

Investing in the Securities involves risk. Please carefully consider the “Risk Factors” section beginning on page 7 of this prospectus.

This prospectus is filed by a foreign issuer that is permitted, pursuant to a multi-jurisdictional disclosure system adopted by the United States and Canada (“MJDS”), to prepare this prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. The financial statements incorporated herein by reference have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board (“IFRS”), and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the Securities described herein may have tax consequences both in the United States and Canada. Such consequences for investors who are resident in, or citizens of, the United States or Canada may not be described fully herein. Prospective investors should read the tax discussion contained in the applicable prospectus supplement with respect to a particular offering of Securities.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the federal laws of Canada, that most of its officers and directors are residents of Canada, that some or all of the experts named in this prospectus are residents of a foreign country, and that all or a substantial portion of the assets of the Company and said persons are located outside the United States.

No underwriter has been involved in the preparation of, or has performed a review of, the contents of this prospectus.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES OFFERED HEREBY, OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Securities may be offered in an amount and on such terms as may be determined from time to time depending on market conditions and other factors. The specific terms of the Securities with respect to a particular offering will be set out in the applicable prospectus supplement and may include, where applicable: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, the maturity, interest provisions, authorized denominations, offering price (in the event the offering is a fixed price distribution), the manner of determining the offering price(s) (in the event the offering is made at prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices), covenants, events of default, any terms for redemption or retraction, any exchange or conversion terms, whether the debt is senior or subordinated and any other terms specific to the Debt Securities being offered; (ii) in the case of Common Shares, the designation of the particular class and, if applicable, series, the number of shares offered, the offering price (in the event the offering is a fixed price distribution), the manner of determining the offering price(s) (in the event the offering is made at prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices), dividend rate, if any, and any other terms specific to the Common Shares being offered; (iii) in the case of Warrants, the offering price (in the event the offering is a fixed price distribution), the manner of determining the offering price(s) (in the event the offering is made at prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices), the designation, number and terms of the Common Shares or Debt Securities issuable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms; and (iv) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price (in the event the offering is a fixed price distribution), the manner of determining the offering price(s) (in the event the offering is made at prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices), the procedures for the exchange of the Subscription Receipts for Common Shares, Debt Securities or Warrants, as the case may be, and any other specific terms. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the prospectus supplement describing the Securities.

The Company may sell the Securities to or through underwriters or dealers, and, subject to applicable securities laws, may also sell Securities to one or more other purchasers directly or through agents, including sales pursuant to ordinary brokerage transactions and transactions in which a broker dealer solicits purchasers. The underwriters or dealers may offer the Securities at a lower price than stated in the applicable prospectus supplement(s). See “Plan of Distribution”

All shelf information permitted under applicable laws to be omitted from this prospectus will be contained in one or more prospectus supplements that will be delivered to purchasers together with this prospectus to the extent required by applicable securities laws. Each prospectus supplement will be incorporated by reference into this prospectus for the purposes of securities legislation as of the date of the prospectus supplement and only for the purposes of the distribution of the Securities to which the prospectus supplement pertains.

This prospectus constitutes a public offering of the Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell the Securities. The Company may offer and sell Securities to, or through, underwriters or dealers and also may offer and sell certain Securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. The Securities may also be resold by selling securityholders. A prospectus supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers or agents involved in the offering and sale of the Securities and will set forth the terms of the offering of the Securities, the method of distribution of the Securities including, to the extent applicable, the proceeds to the Company and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

In connection with any offering of Securities, other than an “at-the-market distribution”, the underwriters, dealers or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

The Company’s outstanding Common Shares are listed for trading on the NYSE MKT, LLC (“NYSE MKT”) and the Toronto Stock Exchange (“TSX”) under the trading symbols “PAL” and “PDL”, respectively. On December 4, 2014, the last trading day prior to the filing of this prospectus, the closing price of the Common Shares on the NYSE MKT was US$0.14 per Common Share, and the closing price of the Common Shares on the TSX was Cdn.$0.16 per Common Share. Unless otherwise specified in the applicable prospectus supplement, Securities other than the Common Shares are not expected to be listed on any securities exchange. Other than the listing of the Common Shares on the TSX and NYSE MKT, there is no market through which the Securities may be sold and purchasers may not be able to resell Securities purchased under this prospectus and the applicable prospectus supplement. This may affect the pricing of the Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the Securities and the extent of regulation of the Company. See “Risk Factors”. The offering of Securities hereunder is subject to the passing upon of certain legal matters on behalf of the Company by Stikeman Elliott LLP, with respect to Canadian legal matters, and by Skadden, Arps, Slate, Meagher & Flom LLP, with respect to United States legal matters.

The Company’s head and registered office is located at Suite 2350, Royal Bank Plaza, South Tower, 200 Bay Street, Toronto, Ontario, Canada M5J 2J2, telephone (416) 360-7590 and facsimile (416) 360-7709.

Unless otherwise indicated or the context suggests otherwise, all references in this prospectus and any prospectus supplement to the “Company”, “we”, “us” or “our” refer to North American Palladium Ltd. and its subsidiaries.

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. The Company has not authorized anyone to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the Securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus, any prospectus supplement and the documents incorporated herein and therein is accurate only as of the respective dates of the documents in which such information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus is part of a registration statement on Form F-10 relating to the Securities that we filed with the U.S. Securities and Exchange Commission (the “SEC”). We may, from time to time, sell any combination of the Securities described in this prospectus in one or more offerings up to an aggregate amount of US$150,000,000. This prospectus provides you with a general description of the Securities that we may offer. Each time we sell Securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and any applicable prospectus supplement, together with additional information incorporated by reference and described under the heading “Documents Incorporated By Reference”. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the Securities.

CAUTIONARY NOTE TO UNITED STATES INVESTORS

This prospectus has been prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Unless otherwise indicated, all reserve and resource estimates included in this prospectus, in any prospectus supplement or in any documents incorporated by reference herein or therein have been, and will be, prepared in accordance with Canadian National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum classification system. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.

Canadian standards, including NI 43-101, differ significantly from the requirements of the SEC, and reserve and resource information contained in or incorporated by reference into this prospectus and any prospectus supplement may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, these documents use the terms “measured resources”, “indicated resources” and “inferred resources”. Investors are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. The requirements of NI 43-101 for the identification of “reserves” are also not the same as those of the SEC, and reserves reported by the Company in compliance with NI 43-101 may not qualify as “reserves” under SEC standards. Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Investors are cautioned not to assume that any part of a “measured resource” or “indicated resource” will ever be converted into a “reserve”. Investors should also understand that “inferred resources” have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that all, or any part of, “inferred resources” exist, are economically or legally mineable, or will ever be upgraded to a higher category. Under Canadian rules, estimated “inferred resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. In addition, disclosure of “contained ounces” in a mineral resource is permitted disclosure under Canadian regulations. However, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade, without reference to unit measures. Accordingly, information concerning mineral deposits set forth in this prospectus, in any prospectus supplement or in any documents incorporated by reference herein or therein may not be comparable with information made public by companies that report in accordance with U.S. standards.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this prospectus from documents filed with the Ontario Securities Commission (“OSC”). Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Company at Suite 2350, Royal Bank Plaza, South Tower, 200 Bay Street, Toronto, Ontario M5J 2J2, telephone 416-360-7590 and facsimile 416-360-7709, or by accessing the disclosure documents available through the internet on the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

The following documents are specifically incorporated by reference and form an integral part of this prospectus:

•	the annual information form of NAP dated March 31, 2014 (the “AIF”) for the financial year ended December 31, 2013;

•	the audited consolidated financial statements of NAP and the notes thereto for the financial year ended December 31, 2013 comprised of the consolidated balance sheets as at December 31, 2013 and December 31, 2012, and the consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the years ended December 31, 2013 and December 31, 2012 (the “Annual Financial Statements”), together with the independent auditors’ report thereon;

•	the Company’s management’s discussion and analysis relating to the Annual Financial Statements (“MD&A”);

•	the management information circular dated May 23, 2014 in connection with the June 23, 2014 annual general and special meeting of shareholders of NAP;

•	the management information circular dated March 3, 2014 in connection with the March 28, 2014 special meeting of shareholders of NAP;

•	the management information circular dated April 1, 2013 in connection with the May 9, 2013 annual and special meeting of the shareholders of NAP;

•	the unaudited condensed interim consolidated financial statements of NAP and the notes thereto for the nine months ended September 30, 2014 and September 30, 2013 (the “Interim Financial Statements”);

•	the management’s discussion and analysis relating to the Interim Financial Statements;

•	the material change report dated January 23, 2014 in respect of the Company’s public offering of up to $75 million aggregate principal amount of 7.5% convertible unsecured subordinated debentures and associated warrants to be conducted in two tranches (the “Prior Offering”);

•	the material change report dated February 13, 2014 in respect of the first tranche of the Prior Offering; and

•	the material change report dated April 21, 2014 in respect of the second tranche of the Prior Offering.

Any material change reports (excluding confidential material change reports, if any), annual information forms, interim consolidated financial statements of the Company (including the related management’s discussion and analysis), annual audited consolidated financial statements of the Company (including the auditors’ report thereon and the related management’s discussion and analysis), business acquisition reports, information circulars, and any other disclosure documents required to be incorporated by reference herein under National Instrument 44-101 Short Form Prospectus Distributions that are filed by the Company with the securities commissions or similar authorities in each of the provinces of Canada other than Quebec (the “Qualifying Jurisdictions”) after the date of this prospectus and prior to the termination of the offering of Securities hereunder shall be deemed to be incorporated by reference into this prospectus. In addition, any document filed by the Company with, or furnished by the Company to, the SEC pursuant to the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), subsequent to the date of this prospectus and prior to the termination of the offering of Securities hereunder shall be deemed to be incorporated by reference into the registration statement of which this prospectus forms a part (in the case of any Report on Form 6-K, if and to the extent expressly provided in such report).

Any statement contained in this prospectus or in a document (or part thereof) incorporated by reference herein, or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in this prospectus or in any subsequently filed document (or part thereof) that also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Upon a new annual information form and corresponding annual financial statements and related management’s discussion and analysis being filed by us with securities commissions or similar authorities in each of the Qualifying Jurisdictions during the currency of this prospectus, the previous annual information form and corresponding annual financial statements and related management’s discussion and analysis all interim financial statements and management’s discussion and analysis, and all material change reports filed prior to the commencement of the then current financial year will be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of Securities hereunder.

Upon each new filing of interim financial statements and related management’s discussion and analysis filed with securities commissions or similar authorities in each of the Qualifying Jurisdictions during the currency of this prospectus, the previous interim financial statements and management’s discussion and analysis filed prior to the commencement of the then current interim period will be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of Securities hereunder.

A prospectus supplement or prospectus supplements containing the specific terms for an issue of Securities will be delivered to purchasers of the Securities together with this prospectus to the extent required by applicable securities laws, and will be deemed to be incorporated by reference into this prospectus as of the date of such prospectus supplement but only for the purposes of the Securities issued thereunder.

CURRENCY AND FINANCIAL STATEMENT PRESENTATION

Unless otherwise specified or the context otherwise requires, all references to dollar amounts in this prospectus, in any prospectus supplement or in any documents incorporated by reference herein or therein are references to Canadian dollars. References to “$” or “Cdn.$” are to Canadian dollars and references to “US$” are to U.S. dollars.

Unless otherwise indicated, all financial information included or incorporated by reference in this prospectus and the documents incorporated by reference herein and therein have been prepared in accordance with IFRS.

The following table sets forth, for the Canadian dollar, expressed in United States dollars: (i) the high and low exchange rates during each period; (ii) the average of the exchange rates on the last day of each month during each period; and (iii) the exchange rate at the end of each period. These rates are based on the noon buying rate published by the Bank of Canada.

	Year Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
Highest rate during period	1.0299	1.0164	1.0164	0.9422
Lowest rate during period	0.9599	0.9348	0.9455	0.8888
Average rate during period	1.0004	0.9710	0.9770	0.9139
Rate at the end of period	1.0051	0.9402	0.9723	0.8922

On December 4, 2014 the noon buying rate for one Canadian dollar expressed in United States dollars, as quoted by the Bank of Canada, was $1.00=US$0.8793 (or US$1.00=$1.1373). The Canadian dollar/U.S. dollar exchange rate has varied significantly over the last several years and investors are cautioned that the exchange rates presented here are historical and are not indicative of future exchange rates.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward looking statements” and/or “forward looking information”, which include future oriented financial information, within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. All statements other than statements of historical fact are forward looking statements. The words “expect”, “believe”, “anticipate”, “contemplate”, “target”, “plan”, “may”, “will”, “intend”, “estimate”, and similar expressions identify forward looking statements, although these words may not be present in all forward looking statements. Forward looking statements included in this prospectus include, without limitation, statements in respect of an offering of Securities, information as to the Company’s strategy, plans or future financial or operating performance, such as the Company’s expansion plans, project timelines, production plans, projected cash flows or expenditures, liquidity, cost estimates, mining or milling methods, projected exploration results, resource and reserve estimates and other statements that express management’s expectations or estimates of future performance.

The Company cautions the reader that such forward looking statements involve known and unknown risks that may cause actual results to be materially different from those expressed or implied by the forward looking statements. Such risks include, but are not limited to:

•	fluctuations in commodity prices, interest rates and foreign exchange rates;

•	deterioration of general economic conditions;

•	inability to achieve or maintain production and operating cost estimates;

•	inaccuracy of mineral resource and reserve estimates;

•	the demand for, and cost of, exploration, development and construction services;

•	risks related to future exploration programs, including the risk that future exploration will not replace mineral resources and mineral reserves that become depleted;

•	inherent risks associated with mining and processing including environmental hazards;

•	the potential uncertainty related to title to the Company’s mineral properties;

•	the risk that the Company may not be able to obtain external financing necessary to continue its expansion and productions plans;

•	the Company’s reliance on third parties for smelting and refining the concentrate that is produced at the Lac des Iles (“LDI”) mill;

•	employment disruptions, including in connection with collective agreements between the Company and unions;

•	environmental and other regulatory requirements;

•	the costs of complying with environmental legislation and government regulations;

•	the risk that permits and regulatory approvals necessary to conduct operations will not be available on a timely basis, on reasonable terms or at all;

•	loss of key personnel;

•	competition from other current and potential new producers of platinum group metals (“PGMs”);

•	current or future litigation (including class actions) or regulatory proceedings;

•	the development of new technology or new alloys that could reduce the demand for palladium;

•	risks related to the Company’s hedging strategies;

•	lack of infrastructure necessary to develop the Company’s projects;

•	the ability of the Company to maintain adequate internal control over financial reporting and disclosure controls and procedures; and

•	the consequences of events of default provided in the Company’s debt agreements outstanding from time to time.

Forward looking statements, including future oriented financial information, are necessarily based on a number of factors and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Factors and assumptions contained in this prospectus and the documents incorporated by reference herein that may prove to be incorrect, include, but are not limited to the following:

•	that the LDI mine will be and will remain viable operationally and economically;

•	that mill feed, head grade, recovery rates and mill performance will be as expected at the LDI mine;

•	that plans for mine production, mine development projects, mill production and exploration will proceed as expected and on budget;

•	that market fundamentals will result in reasonable demand and prices for palladium and by-product metals in the future;

•	that the Company will not be subject to any material environmental incidents, significant regulatory changes or material labour disruptions;

•	that the information and advice the Company has received from its employees, consultants and advisors relating to matters such as mineral resource and mineral reserve estimates, engineering, mine planning, metallurgy, permitting and environmental matters is reliable and correct and, in particular, that the models used to calculate mineral resources and mineral reserves are appropriate and accurate;

•	that the Company will be able to attract and retain sufficient qualified employees; and

•	that financing for the Company’s expansion and production plans will be available on reasonable terms.

Forward looking statements are not guarantees of future performance.

All of the forward looking statements made in this prospectus and the documents incorporated by reference herein are qualified by these cautionary statements and other cautionary statements or factors contained herein, and there can be no assurance that the projected results or developments will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company. Readers are cautioned not to put undue reliance on these forward looking statements. All forward looking statements in this prospectus are made as of the date hereof and the Company disclaims any obligation to update or revise any forward looking statements, whether as a result of new information, events or otherwise, except as expressly required by law.

THE COMPANY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein. It does not contain all the information that may be important to you. You should carefully read the entire prospectus, including the documents incorporated by reference herein. See “Documents Incorporated by Reference” and “Available Information” in this prospectus. You should also carefully consider the matters discussed under “Risk Factors” in this prospectus.

Corporate Structure

The Company is the successor to Madeleine Mines Ltd., a company incorporated under the Mining Companies Act (Québec) by letters patent in 1968. In January 1992, Madeleine Mines Ltd. was amalgamated with 2945-2521 Québec Inc. and the amalgamated company was wound up into the federally incorporated parent company, 2750538 Canada Inc. This entity changed its name to Madeleine Mines Ltd. and, in June 1993, the name was changed to North American Palladium Ltd. The Company continues to exist under the Canada Business Corporations Act (“CBCA”).

The Company has one material wholly owned subsidiary, Lac des Iles Mines Ltd. The following chart describes the Company’s structure as at the date hereof.

Description of the Business

The Company is an established precious metals producer that has been operating its flagship LDI mine in Ontario, Canada since 1993. LDI is one of two primary palladium producers in the world. Located approximately 85 kilometres northwest of Thunder Bay, Ontario, the LDI property consists of an open pit, an underground mine (accessible by ramp and by shaft) and a mill with a nominal capacity of approximately 15,000 tonnes per day. The primary deposits on the property are the Roby Zone and the Offset Zone, both disseminated magmatic nickel copper-PGM deposits. The Company has also identified other mineralized areas close to or on the LDI property.

Outside of the LDI mine property, the Company’s regional greenfields properties cover approximately 29,016 hectares (71,701 acres), including several mafic complexes in the area. The Company maintains a portfolio of development-stage and exploration-stage projects at and near the mine property.

The AIF contains additional information on the business and properties of the Company. See “Documents Incorporated by Reference”.

RISK FACTORS

An investment in the Securities involves risk. In addition to the other information contained in this prospectus, the AIF and the documents incorporated by reference herein, prospective investors should carefully consider the factors set out below and in the applicable prospectus supplement in evaluating the Company and its business before making an investment in the Securities. If any event arising from these risks occurs, the Company’s business, prospects, financial condition, results of operations or cash flows could be adversely affected, the value of the Securities could decline and all or part of any investment in the Securities may be lost. Additional risks and uncertainties not currently known to the Company or that the Company currently deems immaterial may also materially and adversely affect the Company’s business, prospects, financial condition, results of operations or cash flows.

Risks Related to the Company

Investors should carefully consider the risks described under the heading “Risk Factors” in the AIF and the Company’s other publicly filed documents which are incorporated herein by reference. See “Documents Incorporated by Reference”.

Risks Related to the Securities

Future sales or issuances of equity securities could decrease the value of the Securities, dilute investors’ voting power and reduce the Company’s earnings per share.

The Company may sell additional equity securities in subsequent offerings and may issue additional equity securities to finance future projects and to satisfy its obligations pursuant to the exercise of convertible securities.

Sales or issuances of a substantial number of equity securities, or the perception that such sales could occur, may adversely affect prevailing market prices for the Securities. With any additional sale or issuance of equity securities, investors will suffer dilution of their voting power and the Company may experience dilution in its earnings per share.

The value of the Securities may be volatile.

The value of the Securities may be subject to large fluctuations which may result in losses to investors. The value of the Securities may increase or decrease in response to a number of events and factors, including but not limited to:

•	the Company’s operating performance and the performance of competitors and other similar companies;

•	volatility in palladium and other metal prices and expectations for future prices;

•	volatility in currency exchange rates;

•	the Company’s press releases, other public announcements and the Company’s filings with the various securities regulatory authorities;

•	changes in earnings estimates or recommendations by research analysts who track the Company or other companies in the mineral resource sector;

•	changes in general economic and/or political conditions;

•	the number of Securities to be publicly traded after any offering;

•	the arrival or departure of key personnel;

•	acquisitions, strategic alliances or joint ventures involving the Company or its competitors;

•	the risks listed under the heading “Cautionary Note Regarding Forward Looking Statements.”

•	the market for all mineral resource sector securities;

•	the breadth of the public market for the Securities; and

•	the attractiveness of alternative investments.

The effect of these and other factors on the market price of the Common Shares on the exchanges on which the Common Shares trade has historically made the Company’s share price volatile and suggests that the market prices of the Securities could be volatile in the future.

The Securities may not have an active market. Purchasers may be unable to sell the Securities at a desirable price or at all.

There is no existing trading market for the Debt Securities, Warrants or Subscription Receipts. As a result, there can be no assurance that a liquid market will develop or be maintained for those securities, or that you will be able to sell any of those securities at a particular time (if at all). The Company may not list the Debt Securities, Warrants or Subscription Receipts on any Canadian or U.S. securities exchange, and the Common Shares may be delisted or suspended. The liquidity of the trading market in those securities, and the market price quoted for those securities, may be adversely affected by, among other things:

•	changes in the overall market for those securities;

•	changes in the Company’s financial performance or prospects;

•	changes or perceived changes in the Company’s creditworthiness;

•	the prospects for companies in our industry generally;

•	the number of holders of those securities;

•	the interest of securities dealers in making a market for those securities; and

•	prevailing interest rates.

The Debt Securities may be unsecured debt of the Company and, if so, will rank equally in right of payment with all other existing and future unsecured debt of the Company.

The Debt Securities may be unsecured debt of the Company and, if so, will rank equally in right of payment with all other existing and future unsecured debt of the Company. Unless collateralized or guaranteed, the Debt Securities will be effectively subordinated to all existing and future secured debt of the Company to the extent of the assets securing such debt. If the Company is involved in any bankruptcy, dissolution, liquidation or reorganization, the secured debt holders would, to the extent of the value of the assets securing the secured debt, be paid before the holders of unsecured debt securities, including if applicable, the Debt Securities. In that event, a holder of Debt Securities may not be able to recover any principal or interest due to it under the Debt Securities.

Unless the Debt Securities are guaranteed or collateralized in some other way, holders of the Debt Securities will effectively be subordinated to the claims of the holders of third party indebtedness of the Company’s subsidiaries.

The Company conducts its operations through subsidiaries and the holders of the Debt Securities will, unless the Debt Securities are guaranteed or collateralized in some other way, be effectively subordinated to the claims of creditors of non-guarantor subsidiaries, including in the event of liquidation or upon a realization of the assets of any such subsidiary.

USE OF PROCEEDS

Unless otherwise indicated in an applicable prospectus supplement, the Company anticipates using the net proceeds received from the sale of Securities for exploration and development expenditures at the LDI mine and to fund exploration and development expenditures at other properties, and for general corporate purposes, which may potentially include future acquisitions or the payment of interest and/or principal of debt obligations. It is anticipated that the Company will invest funds that it does not immediately require in investment grade income securities or short-term marketable securities.

The actual amount that the Company spends in connection with each of the intended uses of proceeds may vary significantly and will depend on a number of factors, including those listed under “Risk Factors” in this prospectus, AIF and the other documents incorporated by reference. See “Documents Incorporated by Reference”.

PRICE RANGE AND TRADING VOLUME

The Company’s outstanding Common Shares are listed for trading on the NYSE MKT and the TSX under the trading symbols “PAL” and “PDL”, respectively. The following table sets out the reported high and low closing prices and trading volume of the Common Shares on the NYSE MKT and the TSX (as reported by Quotemedia) for the periods indicated:

	NYSE MKT			TSX
	High	Low	Volume	High	Low	Volume
	(US$)	(US$)		(Cdn.$)	(Cdn.$)
2014
December (1 to 4)	0.1475	0.141	4,007,786	0.17	0.16	605,135
November	0.18	0.133	42,595,286	0.20	0.15	7,618,351
October	0.195	0.133	47,958,879	0.215	0.16	6,034,453
September	0.28	0.187	58,619,162	0.30	0.20	10,937,213
August	0.275	0.251	39,179,829	0.30	0.275	6,172,982
July	0.333	0.27	67,581,067	0.355	0.295	10,152,534
June	0.38	0.273	128,408,327	0.39	0.295	20,904,567
May	0.30	0.239	112,631,256	0.33	0.27	14,999,200
April	0.488	0.287	111,784,092	0.55	0.315	27,623,100
March	0.589	0.41	186,826,022	0.66	0.455	24,357,782
February	0.407	0.309	117,314,207	0.445	0.34	30,957,789
January	0.90	0.42	103,441,248	0.96	0.445	22,795,134

2013
December	0.785	0.38	72,737,415	0.76	0.40	5,393,972

On December 4, 2014, the closing price of the Common Shares on the TSX was $0.16 and the closing price of the Common Shares on the NYSE MKT was US$0.14.

The Company’s convertible debentures due 2017 (the “2012 Debentures”) are listed for trading on the TSX under the trading symbol “PDL.DB”. The 2012 Debentures commenced trading on the TSX on July 31, 2012. On December 4, 2014, the closing price per $100 principal amount of the 2012 Debentures on the TSX was $35.00. The following table sets out the reported high and low closing prices and trading volume of the 2012 Debentures on the TSX (as reported by Quotemedia) for the periods indicated:

	TSX
	High	Low	Volume
	(Cdn.$)	(Cdn.$)
2014
December (1 to 4)	35.00	35.00	63,000
November	50.00	35.00	283,000
October	58.00	45.00	281,000
September	66.00	58.00	751,000
August	65.00	63.00	153,000
July	68.25	65.00	246,000
June	70.00	64.00	186,000

	TSX
	High	Low	Volume
	(Cdn.$)	(Cdn.$)
May	64.50	62.50	444,000
April	67.13	63.00	762,000
March	64.25	49.00	1,092,000
February	55.00	45.26	1,131,000
January	64.00	41.00	1,486,000

2013
December	46.90	38.00	1,638,000

The first tranche of the Company’s convertible debentures due 2019 (“Series 1 Debentures”) are listed for trading on the TSX under the trading symbol “PDL.DB.A”. The Series 1 Debentures commenced trading on the TSX on January 31, 2014. On December 4, 2014, the closing price per $100 principal amount of the Series 1 Debentures on the TSX was $130.02. The following table sets out the reported high and low closing prices and trading volume of the Series 1 Debentures on the TSX (as reported by Quotemedia) for the periods indicated:

	TSX
	High	Low	Volume
	(Cdn.$)	(Cdn.$)
2014
December (1 to 4)	130.02	130.02	0
November	130.02	130.02	0
October	130.02	130.02	0
September	130.02	130.02	0
August	130.02	130.02	0
July	130.02	130.02	0
June	130.02	130.02	0
May	130.02	130.02	0
April	130.02	130.02	0
March	130.02	98.00	4,000
February	99.00	92.00	7,186,000
January 31	94.00	94.00	102,000

The second tranche of the Company’s convertible debentures due 2019 (“Series 2 Debentures”) are not listed for trading on any exchange.

DIVIDEND POLICY

It is not anticipated that the Company will pay any dividends on its Common Shares in the near future. The actual timing, payment and amount of any dividends will be determined by the Company’s board of directors from time to time based upon, among other things, the Company’s cash flow, results of operations and financial condition, the need for funds to finance ongoing operations and such other business considerations as the board of directors may consider relevant. As of the date of this prospectus, the Company has never paid any dividends on the Common Shares.

PRIOR SALES

During the twelve month period prior to the date of this prospectus, the Company issued the following Common Shares and securities convertible into Common Shares:

Number of Securities	Date of Issue	Price per Security/ Exercise Price per Security
2,000,000 Stock Options(1)	November, 21, 2014	$0.16
1,571,857 Common Shares(2)	October 17, 2014	$0.22
451,700 Stock Options(1)	October 1, 2014	$0.22
451,700 Restricted Share Units(3)	October 1, 2014	$0.22
1,224,568 Common Shares(2)	July 25, 2014	$0.33
180,000 Restricted Share Units(3)	July 10, 2014	$0.35
145,000 Stock Options(1)	May 5, 2014	$0.33
753,799 Common Shares(2)	May 2, 2014	$0.55
2,700,367 Series 2 Warrants	April 17, 2014	$0.5786
$5,000,000 aggregate principal amount of Series 2 Debentures(4)	April 17, 2014	$0.4629	(5)
16,202,204 Series 2 Warrants	April 11, 2014	$0.5786
$30,000,000 aggregate principal amount of Series 2 Debentures(4)	April 11, 2014	$0.4629	(5)
2,361,443 Series 1 Warrants	February 10, 2014	$0.5786	(6)
$4,499,000 aggregate principal amount of Series 1 Debentures(7)	February 10, 2014	$0.635	(8)
14,434,780 Series 1 Warrants	January 31, 2014	$0.5786	(6)
$27,501,000 aggregate principal amount of Series 1 Debentures(7)	January 31, 2014	$0.635	(8)
474,409 Common Shares(2)	January 20, 2014	$0.69

(1)	Each stock option is exercisable into one Common Share.
(2)	Issued as compensation in connection with the Company’s employee RRSP plan.
(3)	Each Restricted Share Unit is redeemable for either one Common Share or cash at the prevailing market price, at the election of the holder.
(4)	Upon conversion of Series 2 Debentures, holders also receive a make-whole amount representing the unaccrued and unpaid interest that would have been paid if such debentures were held to maturity, subject to adjustment in certain circumstances. As of December 4, 2014, $33.5 million of the Series 2 Debentures have been converted into 108,972,404 Common Shares.
(5)	Conversion price at which holders may convert their Series 2 Debentures into Common Shares of the Company.
(6)	Exercise price at which each holder of a Series 1 Warrant may purchase one Common Share of the Company, which has been adjusted in accordance with the “full-ratchet” anti-dilution provisions of the Series 1 Warrants.
(7)	Upon conversion of Series 1 Debentures, holders also receive a make-whole amount representing the unaccrued and unpaid interest that would have been paid if such debentures were held to maturity, subject to adjustment in certain circumstances. As of December 4, 2014, $31.7 million of the Series 1 Debentures have been converted into 76,407,815 Common Shares.
(8)	Conversion price at which holders may convert their Series 1 Debentures into Common Shares of the Company.

CONSOLIDATED CAPITALIZATION

There have been no material changes in the consolidated capitalization of NAP from October 1, 2014 to December 4, 2014.

DESCRIPTION OF COMMON SHARES

The authorized share capital of the Company consists of an unlimited number of Common Shares. As of December 4, 2014, there were 386,514,777 Common Shares of the Company issued and outstanding.

Each Common Share entitles the holder thereof to one vote at all meetings of shareholders other than meetings at which only the holders of another class or series of shares are entitled to vote. Each Common Share entitles the holder thereof to receive any dividends declared by the board of directors and the remaining property of the Company upon dissolution.

There are no pre-emptive or conversion rights that attach to the Common Shares. All Common Shares now outstanding and to be outstanding are, or will be when issued, fully paid and non-assessable, which means the holders of such Common Shares will have paid the purchase price in full and the Company cannot ask them to pay additional funds.

The Company’s by-laws provide for certain rights of its shareholders in accordance with the provisions of the Canada Business Corporations Act. Such by-laws may be amended either by a majority vote of the shareholders or by a majority vote of the board of directors. Any amendment of the by-laws by action of the board of directors must be submitted to the next meeting of the shareholders whereupon the by-law amendment must be confirmed as amended by a majority vote of the shareholders voting on such matter. If the by-law amendment is rejected by the shareholders, the by-law ceases to be effective and no subsequent resolution of the board of directors to amend a by-law having substantially the same purpose or effect shall be effective until it is confirmed or confirmed as amended by the shareholders.

Shareholders do not have cumulative voting rights for the election of directors. Therefore, the holders of more than 50% of the Common Shares voting for the election of directors could, if they choose to do so, elect all of the directors and, in such event, the holders of the remaining Common Shares would not be able to elect any directors.

Common Shares offered hereunder may be “flow-through shares” within the meaning of the Income Tax Act (Canada). Common Shares offered hereunder may also be issued in lieu of or to fund principal and/or interest of debt obligations. The particular terms and provisions of any such offerings by any prospectus supplement will be described in such prospectus supplement. Common Shares may be offered separately or together with other Securities.

DESCRIPTION OF DEBT SECURITIES

In this section only, “we”, “us”, “our”, “the Company” or “North American Palladium” refers only to North American Palladium Ltd. and not to any of its subsidiaries. The following description sets forth certain general terms and provisions of the Debt Securities. We will provide the particular terms and provisions of a series of Debt Securities and a description of how the general terms and provisions described below may apply to that series in a prospectus supplement.

The Debt Securities will be issued in registered or bearer form under, and will be governed by, an indenture to be entered into between us and one or more trustees (the “Trustee”) (hereinafter referred to as the “Indenture”). The Indenture will be subject to and governed by the U.S. Trust Indenture Act of 1939, as amended, and the Canada Business Corporations Act, subject to obtaining an exemption from the requirements of the legislation, if required. A copy of the form of Indenture has been filed on SEDAR and as an exhibit to the registration statement filed with the SEC of which this prospectus forms a part. The following is a summary of the Indenture that sets forth certain general terms and provisions of the Debt Securities. This summary is not intended to be complete and the Indenture may be amended from time to time in accordance with its terms. For a more complete description, including the definition of capitalized terms used but not defined under this section, prospective investors should refer to the Indenture. Whenever we refer to particular provisions of the Indenture, those provisions are qualified in their entirety by reference to the Indenture.

We may issue Securities (including Debt Securities) and incur additional debt other than through the offering of Debt Securities under this prospectus.

General

The Indenture does not limit the aggregate principal amount of Debt Securities that we may issue under the Indenture and does not limit the amount of other debt we may incur. The Indenture provides that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars, Canadian dollars or any foreign currency. Unless otherwise indicated in a prospectus supplement, the Debt Securities will be unsecured obligations. The Indenture also permits us to increase the principal amount of any series of the Debt Securities previously issued and to issue that increased principal amount.

The applicable prospectus supplement will describe the specific terms of the Debt Securities of any series being offered and may include, but is not limited to, any of the following:

•	the specific designation, title and the aggregate principal amount of the Debt Securities;

•	the date or dates, or the method by which such date or dates will be determined or extended, on which the principal of (and premium, if any, on) the Debt Securities will be payable and the portion (if less than the principal amount) to be payable upon a declaration of acceleration of maturity;

•	the rate or rates (whether fixed or variable) at which the Debt Securities will bear interest, if any, or the method by which such rate or rates will be determined and the date or dates from which such interest will accrue;

•	the date or dates, or the method by which such date or dates will be determined or extended, on which any interest will be payable and the regular record dates for the payment of interest on the Debt Securities in registered form, or the method by which such date or dates will be determined, and the basis upon which interest shall be calculated from time to time, including if applicable on the basis of a 360-day year or twelve 30-day months;

•	the place or places where the principal of (and premium, if any) and interest, if any, on the Debt Securities will be payable and each office or agency where the Debt Securities may be presented for registration of transfer or exchange;

•	each office or agency where the principal of (and premium, if any) and interest, if any, on the Debt Securities of such series will be payable;

•	the period or periods within which, the price or prices at which, the currency or currency unit in which, and other terms and conditions upon which the Debt Securities may be redeemed or purchased, in whole or in part, by us;

•	the terms and conditions upon which the Company or the holders may redeem the Debt Securities prior to maturity and the price or prices at which and the currency or currency unit in which the Debt Securities are payable;

•	any mandatory or optional redemption or sinking fund or analogous provisions;

•	if other than denominations of US$1,000 and any integral multiple thereof, the denomination or denominations in which any registered securities of the series shall be issuable;

•	the currency or currency unit in which the Debt Securities are denominated or in which currency payment of the principal of (and premium, if any) or interest, if any, on such Debt Securities will be payable;

•	any index formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Debt Securities;

•	whether the series of the Debt Securities are to be registered securities, bearer securities (with or without coupons) or both;

•	whether the Debt Securities will be issuable in the form of one or more global securities and, if so, the identity of the depository for the global securities;

•	whether and under what circumstances we will be required to pay any Additional Amounts (defined below under “Additional Amounts”) for withholding or deduction for Canadian taxes with respect to the Debt Securities, and whether we will have the option to redeem the Debt Securities rather than pay the Additional Amounts;

•	the terms, if any, on which the Debt Securities may be converted or exchanged for other Securities or securities of other entities;

•	if payment of the Debt Securities will be guaranteed by any other person;

•	the extent and manner, if any, in which payment on or in respect of the Debt Securities will be subordinated to the prior payment of our other liabilities and obligations;

•	the percentage or percentages of principal amount at which the Debt Securities will be issued;

•	rights, if any, on a change of control; and

•	any other terms, conditions, rights and preferences (or limitations on such rights and preferences) of the Debt Securities, including covenants and events of default which apply solely to a particular series of the Debt Securities being offered which do not apply generally to other Debt Securities, or any covenants or events of default generally applicable to the Debt Securities which do not apply to a particular series of the Debt Securities.

Unless otherwise indicated in a prospectus supplement, the Indenture does not afford holders of the Debt Securities the right to tender such Debt Securities to us for repurchase or provide for any increase in the rate or rates of interest at which the Debt Securities will bear interest, in the event we should become involved in a highly leveraged transaction or in the event we have a change in control.

This prospectus does not qualify the issuance of Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. For greater certainty, this prospectus may qualify the issuance of Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates such as LIBOR, EURIBOR or a U.S. Federal funds rate.

The Debt Securities may be issued under the Indenture bearing no interest or at a discount below their stated principal amount. Canadian federal and U.S. federal income tax consequences and other special considerations applicable to any such discounted Debt Securities or other Debt Securities offered and sold at par which are treated as having been issued at a discount for Canadian federal and/or U.S. federal income tax purposes will be described in a prospectus supplement.

Ranking and Other Indebtedness

Unless otherwise indicated in an applicable prospectus supplement (i) the Debt Securities will be unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt from time to time outstanding and equally with other securities issued under the Indenture and (ii) the Debt Securities will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness, of our subsidiaries.

Form, Denominations and Exchange

A series of the Debt Securities may be issued solely as registered securities, solely as bearer securities or as both registered securities and bearer securities. Registered securities will be issuable in denominations of US$1,000 and any integral multiple thereof and bearer securities will be issuable in denominations of US$5,000 or, in each case, in such other denominations (which may be Cdn.$) as may be set out in the terms of the Debt Securities of any particular series. The Indenture will provide that a series of the Debt Securities may be issuable in global form. Unless otherwise indicated in a prospectus supplement, bearer securities will have interest coupons attached.

Registered securities of any series will be exchangeable for other registered securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. If, but only if, provided in a prospectus supplement, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series may be exchanged for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In such event, bearer securities surrendered in a permitted exchange for registered securities between a regular record date or a special record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable on such date for payment of interest in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. Unless otherwise specified in a prospectus supplement, bearer securities will not be issued in exchange for registered securities.

The applicable prospectus supplement may indicate the places to register a transfer of the Debt Securities. Except for certain restrictions set forth in the Indenture, no service charge will be made for any registration of transfer or exchange of the Debt Securities, but we may, in certain instances, require a sum sufficient to cover any tax or other governmental charges payable in connection with these transactions.

We shall not be required to:

•	issue, register the transfer of or exchange any series of the Debt Securities during a period beginning at the opening of business 15 days before any selection of that series of the Debt Securities to be redeemed and ending at the close of business on, (A) if the series of the Debt Securities are issuable only as registered securities, the day of mailing of the relevant notice of redemption and (B) if the series of the Debt Securities are issuable as bearer securities, the day of the first publication of the relevant notice of redemption or, if the series of the Debt Securities are also issuable as registered securities and there is no publication, the mailing of the relevant notice of redemption;

•	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

•	exchange any bearer security selected for redemption, except that, to the extent provided with respect to such bearer security, such bearer security may be exchanged for a registered security of that series and like tenor, provided that such registered security shall be immediately surrendered for redemption with written instruction for payment consistent with the provisions of the Indenture; or

•	issue, register the transfer of, or exchange any of the Debt Securities which have been surrendered for repayment at the option of the holder, except the portion, if any, thereof not to be so repaid.

Global Securities

A series of the Debt Securities may be issued in whole or in part in global form as a “global security” and will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the prospectus supplement relating to that series. Unless and until exchanged, in whole or in part, for the Debt Securities in definitive registered form, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of the successor.

The specific terms of the depositary arrangement with respect to any portion of a particular series of the Debt Securities to be represented by a global security will be described in a prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of the Debt Securities represented by the global security to the accounts of such persons, designated as “participants”, having accounts with such depositary or its nominee. Such accounts shall be designated by the underwriters, dealers or agents participating in the distribution of the Debt Securities or by us if such Debt Securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary therefor or its nominee (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some jurisdictions may require that certain purchasers of Debt Securities take physical delivery of the Debt Securities in definitive form.

So long as the depositary for a global security or its nominee is the registered owner of the global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by the global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have a series of the Debt Securities represented by the global security registered in their names, will not be entitled to receive payment related to the Debt Securities, will not receive or be entitled to receive physical delivery of such series of the Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

If a depositary for a global security representing a particular series of the Debt Securities is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue such series of Debt Securities in definitive form in exchange for a global security representing such series of Debt Securities. In addition, we may at any time and in our sole discretion determine not to have a series of Debt Securities represented by a global security and, in such event, will issue a series of Debt Securities in definitive form in exchange for all of the global securities representing the series of Debt Securities.

Payment

Unless otherwise indicated in a prospectus supplement, payment of principal of, and premium, if any, and interest, if any, on, the Debt Securities will be required to be made at the office or agency of the Trustee, or at our option we can pay principal, interest, if any, and premium, if any, (1) by check mailed or delivered to the address of the person entitled as the address appearing in the security register of the Trustee, or (2) from time to time, by electronic funds transfer to an account designated by the person entitled to receive payments.

Unless otherwise indicated in a prospectus supplement, payment of any interest will be required to be made to the persons in whose name the Debt Securities are registered at the close of business on the day or days specified by us.

Any payments of principal, premium or interest, if any, on global securities registered in the name of a depositary or its nominee will be required to be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such Debt Securities. None of the Company, the Trustee or any paying agent for the Debt Securities represented by the global securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a global security or its nominee will, upon receipt of any payment of principal, premium or interest, credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with Securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.

Consolidation, Amalgamation, Merger and Sale of Assets

The Indenture will generally permit the Company to amalgamate or consolidate with or merge with any other person, and to transfer or dispose of substantially all of its assets, so long as the resulting person is a Canadian or U.S. entity and will assume the Company’s obligations on the Debt Securities and under the Indenture and the Company or such successor person will not be in default under the Indenture immediately after the transaction.

If the resulting person assumes the Company’s obligations, the Company will be relieved of those obligations, subject to certain exceptions.

Additional Amounts

Unless otherwise specified in a prospectus supplement, all payments made by or on behalf of us under or with respect to the Debt Securities will be required to be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (“Canadian Taxes”), unless we are required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof. If we are so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the Debt Securities, we will pay to each holder of such Debt Securities as additional interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each such holder after such withholding or deduction (and after deducting any Canadian Taxes on such Additional Amounts) will not be less than the amount such holder would have received if such Canadian Taxes had not been withheld or deducted. However, no Additional Amounts will be payable with respect to a payment made to a holder of Debt Securities (such holder, an “Excluded Holder”) in respect of the beneficial owner thereof:

•	with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada) (the “Tax Act”)) at the time of making such payment;

•

which is subject to such Canadian Taxes by reason of the beneficial owner of the Debt Securities being a resident of, or carrying on business in, or maintaining a permanent establishment or other physical presence or taxable presence in, or otherwise having some connection with, Canada or any province or territory thereof, otherwise than by the mere holding of Debt Securities or the receipt of payments thereunder;

•	which is subject to such Canadian Taxes by reason of the beneficial owner of the Debt Securities failing to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes; or

•	which is a “specified non-resident shareholder” of the Company, or not dealing at arm’s length with a “specified shareholder” of the Company, for purposes of subsection 18(5) of the Tax Act.

We will also be required to (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

We will be required to furnish to the holders of the Debt Securities, within 60 days after the date the payment of any Canadian Taxes is due pursuant to applicable law, certified copies of tax receipts or other documents evidencing such payment by us.

We will be required to indemnify and hold harmless each holder of Debt Securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount, excluding any payment of Additional Amounts by us, of:

•	any Canadian Taxes levied or imposed and paid by such holder as a result of payments made under or with respect to the Debt Securities;

•	any interest, penalties or other expenses imposed by a relevant authority in connection with any Canadian Taxes that are subject to reimbursement under the first bulleted item; and

•	any Canadian Taxes imposed with respect to any reimbursement under the first two bulleted items above this paragraph,

but excluding any such Canadian Taxes on such holder’s net income or capital.

Wherever in the Indenture there is mentioned, in any context, the payment of principal (and premium, if any), interest or any other amount payable under or with respect to a Debt Security, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Tax Redemption

Unless otherwise specified in a prospectus supplement, a series of Debt Securities will be subject to redemption at any time, in whole but not in part, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest, if any, to the date fixed for redemption, upon the giving of a notice as described below, if we (or our successor) determine that (i) as a result of (A) any amendment to or change in the laws (or any regulations thereunder) of Canada (or our successor’s jurisdiction of organization) or of any political subdivision or taxing authority thereof or therein, as applicable, or (B) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), which amendment or change is announced or becomes effective on or after the date specified in the applicable prospectus supplement (or the date a party organized in a jurisdiction other than Canada or the United States becomes our successor), we have or will become obligated to pay, on the next succeeding date on which interest is due, additional amounts with respect to any Debt Security of such series as described under “Additional Amounts”, or (ii) on or after the date specified in the applicable prospectus supplement (or the date a party organized in a jurisdiction other than Canada or the United States becomes our successor), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or our successor’s jurisdiction of organization) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in (i) above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to us of legal counsel of recognized standing, will result in our becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to any Debt Security of such series.

In the event that we elect to redeem a series of the Debt Securities pursuant to the provisions set forth in the preceding paragraph, we shall deliver to the Trustee a certificate, signed by an authorized officer, stating that we are entitled to redeem such series of the Debt Securities pursuant to their terms.

Notice of intention to redeem such series of our Debt Securities will be required to be given not more than 60 nor less than 30 days prior to the date fixed for redemption and will be required to specify the date fixed for redemption, provided that, at the time such notice of redemption is given, the obligation to pay such Additional Amounts must continue to be in effect. Such notice may be conditional.

Provision of Financial Information

We will be required to file with the Trustee, within 30 days after we file or furnish them with the SEC, copies of our annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that we may be required to file or furnish with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

Events of Default

When we use the term “event of default” in the Indenture with respect to any series of Debt Securities, we mean:

•	failure to pay principal of, or any premium on, any Debt Security, or any Additional Amounts related thereto, of that series when it is due;

•	failure to pay interest or any Additional Amounts related thereto on any Debt Security of that series for 30 days from the date such amounts are due;

•	failure to comply with any other covenant or warranty of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities other than that series) for 60 days after written notice to us by the Trustee or to us and the Trustee by holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series;

•	default under any bond, note, debenture or other evidence of indebtedness of or guaranteed by the Company or one of its subsidiaries or under any mortgage, indenture or other instrument of the Company or one of its subsidiaries under which there may be issued or by which there may be secured or evidenced any indebtedness of the Company or one of its subsidiaries that results in the acceleration of such indebtedness in an aggregate principal amount exceeding US$25,000,000 (or the equivalent thereof in any other currency or currency unit) but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within 30 days after notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least a majority of the aggregate principal amount of the outstanding Debt Securities of such series;

•	certain events involving our bankruptcy or insolvency; and

•	any other event of default provided for in that series of Debt Securities.

A default under one series of Debt Securities will not necessarily be a default under another series. The Trustee may withhold notice to the holders of Debt Securities of any default (except in the payment of principal, premium, if any, or interest or Additional Amounts, if any, related thereto) if in good faith it considers it in the interests of the holders to do so.

If an event of default for any series of Debt Securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of that series, subject to any subordination provisions, may require us to repay immediately:

•	the entire principal of, accrued interest, premium, if any, and Additional Amounts, if any, on, the Debt Securities of the series; or

•	if the Debt Securities are discounted Securities, that portion of the principal as is described in the prospectus supplement and Indenture.

If an event of default relates to events involving our bankruptcy or insolvency, the principal of all Debt Securities will become immediately due and payable without any action by the Trustee or any holder.

Subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of the affected series can rescind any accelerated payment requirement.

Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of Debt Securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of Debt Securities.

We will be required to furnish to the Trustee a statement annually as to our compliance with all conditions and covenants under the Indenture and, if we are not in compliance, we must specify any defaults. We will also be required to notify the Trustee as soon as practicable upon becoming aware of any event of default.

No holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default with respect to the Debt Securities of the affected series;

•	the holders of at least 25% in principal amount of the outstanding Debt Securities of the series affected by an event of default have made a written request, and the holders have offered reasonable indemnity, and a deposit if required, to the Trustee to institute a proceeding as Trustee; and

•	the Trustee has failed to institute a proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of the series affected by an event of default a direction inconsistent with the request, within 60 days after their notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder of Debt Securities for the enforcement of payment of principal of, premium, if any, or interest or Additional Amounts, if any, related thereto on, a Debt Security on or after the applicable due date specified in the Debt Security.

Defeasance

When we use the term “defeasance” in this prospectus, we mean discharge from some or all of our obligations under the Indenture. If we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Debt Securities of a series, then at our option:

•	we will be discharged from our obligations with respect to the Debt Securities of that series; or

•	we will no longer be under any obligation to comply with certain restrictive covenants under the Indenture, and certain events of default will no longer apply to us.

If this happens, the holders of the Debt Securities of the affected series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Debt Securities and the replacement of lost, stolen or mutilated Debt Securities. These holders may look only to the deposited fund for payment on their Debt Securities.

To exercise our defeasance option, the following conditions must be met:

•	no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing for the Debt Securities of the affected series;

•	we are not “insolvent” within the meaning of applicable bankruptcy and insolvency legislation; and

•	other customary conditions precedent are satisfied.

Modification and Waiver

Modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series issued under the Indenture affected by such modification or amendment (voting as one class); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security of such affected series:

•	change the stated maturity of the principal of (or premium, if any), or any installment of interest, if any, on any Debt Security;

•	reduce the principal amount of, or the premium, if any, or interest rate, if any, on any Debt Security;

•	change the place of payment;

•	change the currency or currency unit of payment of principal of (or premium, if any) or interest, if any, on any Debt Security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security;

•	reduce the percentage of principal amount of outstanding Debt Securities of such series, the consent of the holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

•	modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants except as otherwise specified in the Indenture.

The holders of a majority in principal amount of the outstanding Debt Securities of any series may, on behalf of the holders of all Debt Securities of that series, waive, insofar as that series is concerned, compliance by us with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of outstanding Debt Securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of (or premium, if any) and interest, if any, on any Debt Security of that series or in respect of a provision under the Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security of that series. The Indenture or the Debt Securities may be amended or supplemented, without the consent of any holder of such Debt Securities, in order to, among other things, cure any ambiguity or inconsistency or to make any change that, in each case, does not adversely affect the rights of any holder of such Debt Securities.

We may modify the Indenture without the consent of the holders to:

•	evidence our successor under the Indenture;

•	add covenants or surrender any right or power for the benefit of holders;

•	secure any Debt Securities;

•	add events of default;

•	establish the forms of the Debt Securities;

•	appoint a successor Trustee under the Indenture;

•	add provisions to permit or facilitate the defeasance or discharge of the Debt Securities as long as there is no material adverse effect on the holders thereof;

•	correct any ambiguity or correct or supplement any defective or inconsistent provision or alter any other provisions; in each case that would not adversely affect the rights of holders of outstanding Securities and related coupons, if any;

•	comply with any applicable laws of the United States and Canada in order to effect and maintain the qualification of the Indenture under the Trust Indenture Act and the Canada Business Corporations Act, subject to obtaining an exemption from the requirements of the latter, if required; or

•	change or eliminate any provisions where such change takes effect when there are no Securities outstanding under the Indenture.

Resignation of Trustee

The Trustee may resign or be removed with respect to one or more series of the Debt Securities and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other such Trustee, and any action described herein to be taken by the “Trustee” may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee.

Consent to Jurisdiction and Service

If the Debt Securities are governed by the laws of the State of New York, we will irrevocably appoint CT Corporation System as our authorized agent for service of process in any suit or proceeding arising out of or relating to the Debt Securities or the Indenture and for actions brought under federal or state securities laws in any federal or New York state court located in the Borough of Manhattan in the City of New York, and we irrevocably submit to the non-exclusive jurisdiction of such courts.

DESCRIPTION OF WARRANTS

This section describes the general terms that will apply to any Warrants for the purchase of Common Shares (the “Equity Warrants”) or for the purchase of Debt Securities (the “Debt Warrants”).

Warrants may be offered separately or together with other Securities, as the case may be. Each series of Warrants may be issued under a separate warrant indenture or warrant agency agreement to be entered into between the Company and one or more banks or trust companies acting as Warrant agent or may be issued as stand-alone contracts. The applicable prospectus supplement will include details of the Warrant agreements governing the Warrants being offered. The Warrant agent will act solely as the agent of the Company and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered under this prospectus. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set forth in the applicable prospectus supplement. A copy of any warrant indenture or any warrant agency agreement relating to an offering of Warrants will be filed by us with the securities regulatory authorities in Canada and the United States after it has been entered into by us.

Equity Warrants

The particular terms of each issue of Equity Warrants will be described in the related prospectus supplement. This description will include, where applicable:

•	the designation and aggregate number of Equity Warrants;

•	the price at which the Equity Warrants will be offered;

•	the currency or currencies in which the Equity Warrants will be offered;

•	the date on which the right to exercise the Equity Warrants will commence and the date on which the right will expire;

•	the class and/or number of Common Shares that may be purchased upon exercise of each Equity Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Equity Warrant;

•	the terms of any provisions allowing for adjustment in (i) the class and/or number of Common Shares that may be purchased, (ii) the exercise price per Common Share, or (iii) the expiry of the Equity Warrants;

•	whether the Company will issue fractional shares;

•	the designation and terms of any Securities with which the Equity Warrants will be offered, if any, and the number of the Equity Warrants that will be offered with each Security;

•	the date or dates, if any, on or after which the Equity Warrants and the related Securities will be transferable separately;

•	whether the Equity Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

•	whether the Company has applied to list the Equity Warrants and/or the related Common Shares on a stock exchange;

•	material United States and Canadian federal income tax consequences of owning the Equity Warrants; and

•	any other material terms or conditions of the Equity Warrants.

Debt Warrants

The particular terms of each issue of Debt Warrants will be described in the related prospectus supplement. This description will include, where applicable:

•	the designation and aggregate number of Debt Warrants;

•	the price at which the Debt Warrants will be offered;

•	the currency or currencies in which the Debt Warrants will be offered;

•	the designation and terms of any Securities with which the Debt Warrants are being offered, if any, and the number of the Debt Warrants that will be offered with each Security;

•	the date or dates, if any, on or after which the Debt Warrants and the related Securities will be transferable separately;

•	the principal amount of Debt Securities that may be purchased upon exercise of each Debt Warrant and the price at which and currency or currencies in which that principal amount of Debt Securities may be purchased upon exercise of each Debt Warrant;

•	the date on which the right to exercise the Debt Warrants will commence and the date on which the right will expire;

•	the minimum or maximum amount of Debt Warrants that may be exercised at any one time;

•	whether the Debt Warrants will be subject to redemption, and, if so, the terms of such redemption provisions;

•	material United States and Canadian federal income tax consequences of owning the Debt Warrants; and

•	any other material terms or conditions of the Debt Warrants.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

This section describes the general terms that will apply to any Subscription Receipts that may be offered by us pursuant to this prospectus. Subscription Receipts may be offered separately or together with Common Shares, Debt Securities or Warrants, as the case may be. The Subscription Receipts will be issued under a subscription receipt agreement.

The applicable prospectus supplement will include details of the subscription receipt agreement covering the Subscription Receipts being offered. A copy of the subscription receipt agreement relating to an offering of Subscription Receipts will be filed by us with securities regulatory authorities in Canada and the United States after we have entered into it. The specific terms of the Subscription Receipts, and the extent to which the general terms described in this section apply to those Subscription Receipts, will be set forth in the applicable prospectus supplement. This description will include, where applicable:

•	the number of Subscription Receipts;

•	the price at which the Subscription Receipts will be offered;

•	the procedures for the exchange of the Subscription Receipts into Common Shares, Debt Securities or Warrants;

•	the number of Common Shares, Debt Securities or Warrants that may be exchanged upon exercise of each Subscription Receipt;

•	the designation and terms of any other securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each security;

•	terms applicable to the gross or net proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

•	material United States and Canadian federal income tax consequences of owning the Subscription Receipts; and

•	any other material terms and conditions of the Subscription Receipts.

The subscription receipt agreement covering the Subscription Receipts being offered will provide that any misrepresentation in this prospectus, the applicable prospectus supplement, or any amendment hereto or thereto, will entitle each initial purchaser of Subscription Receipts to a contractual right of rescission following the issuance of the underlying Common Shares, Debt Securities or Warrants to such purchaser entitling the purchaser to receive the amount paid for the Subscription Receipts upon surrender of the underlying securities, provided that the remedy for rescission is exercised within the time frame stipulated in the subscription receipt agreement.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement.

PLAN OF DISTRIBUTION

The Company and any selling securityholders may sell the Securities to or through underwriters or dealers, and, subject to applicable securities laws, may also sell Securities to one or more other purchasers directly or through agents, including sales pursuant to ordinary brokerage transactions and transactions in which a broker dealer solicits purchasers.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices that may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102 Shelf Distributions, including sales made directly on the TSX, NYSE MKT or other existing trading markets for the Securities. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable prospectus supplement, and have been unable to do so, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such prospectus supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Company or any selling securityholders.

Underwriters, dealers or agents who participate in the distribution of the Securities may be entitled, under agreements to be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

In connection with any offering of Securities, other than an “at-the-market distribution”, the underwriters, dealers or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

The applicable prospectus supplement will state the terms of the offering, including the name or names of any underwriters, dealers or agents, the initial offering price (in the event that the offering is a fixed price distribution), the manner of determining the initial offering price(s) (in the event the offering is made at prices which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices), the proceeds to the Company or any selling securityholders from the sale of the Securities, any underwriting discount or commission and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other underwriters, dealers or agents. Any initial offering price and discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

INCOME TAX CONSIDERATIONS

The applicable prospectus supplement will describe certain material Canadian federal income tax consequences to an investor who acquires any Securities offered thereunder. The applicable prospectus supplement will also describe certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of any Securities offered under this prospectus by an initial investor who is a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial holder of Securities that is for United States federal income tax purposes (i) a citizen or individual resident of the United States, (ii) a corporation (or any entity that is treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons or (Y) that has an election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

LEGAL MATTERS

Certain legal matters in connection with the Securities offered hereby will be passed upon on behalf of the Company by Stikeman Elliott LLP, with respect to Canadian legal matters, and by Skadden, Arps, Slate, Meagher & Flom LLP, with respect to United States legal matters. As at the date hereof, the partners and associates of Stikeman Elliott LLP as a group beneficially own, directly or indirectly, less than one percent of the outstanding securities of the Company.

AUDITORS, TRANSFER AGENTS AND REGISTRAR

The Company’s auditors are KPMG LLP, Chartered Professional Accountants, Bay Adelaide Centre, Suite 4600, 333 Bay Street, Toronto, Ontario, M5H 2S5. KPMG LLP have confirmed that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation and are independent accountants under all relevant U.S. professional and regulatory standards.

Computershare Investor Services Inc. is the registrar and transfer agent of the Common Shares in Canada, Computershare Trust Company of Canada is the registrar, transfer agent and Canadian trustee for the 2012 Debentures and the Series 2 Debentures, and Computershare Trust Company, N.A., is the co-transfer agent for the Common Shares in the United States and the U.S. trustee for the Series 2 Debentures.

EXPERTS

Information relating to the Company’s mineral properties in this prospectus and the documents incorporated by reference herein has been based on statements, reports, valuations or opinions of Tetra Tech Inc., whose business gives authority to the statements, reports, valuations or opinions, in each case with respect to the Company.

AVAILABLE INFORMATION

The Company has filed with the SEC a registration statement on Form F-10 with respect to the Securities. This prospectus does not contain all the information set forth in the registration statement. For further information about the Company and the Securities, please refer to the registration statement.

The Company is subject to the information requirements of the Exchange Act and applicable Canadian securities legislation, and in accordance therewith it files reports and other information with the SEC and with the securities regulators in the Province of Ontario. Under the MJDS, the Company generally may prepare these reports and other information in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, the Company is not required to publish financial statements as promptly as U.S. companies.

Investors may read and copy any document the Company files with the SEC at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site (www.sec.gov) that makes available reports and other information that the Company files electronically with it, including the registration statement it has filed with respect to the Securities.

Investors are invited to read and copy any reports, statements or other information that the Company files with the OSC or other similar regulatory authorities at their respective public reference rooms. These filings are also electronically available from SEDAR at www.sedar.com. Reports and other information about the Company are also available for inspection at the offices of the TSX.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus forms a part:

•	the documents listed under “Documents Incorporated by Reference”;

•	the consent of KPMG LLP;

•	the consent of Tetra Tech Inc.;

•	the powers of attorney from the directors and certain officers of the Company; and

•	the form of Indenture relating to the Debt Securities.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

The Canada Business Corporations Act provides generally that a corporation may indemnify a director or officer against all costs, charges and expenses of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party by reason of being a director or officer, where the director or officer: (a) acted honestly and in good faith with a view to the best interests of the corporation and (b) in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the director or officer had reasonable grounds for believing that the conduct was lawful. Where an officer or director has met the conditions set out under (a) and (b) above and was not judged by the court or other competent authority in such a proceeding to have committed any fault or omitted to do anything that the individual ought to have done, such officer or director is entitled to indemnification from the corporation for such costs, charges and expenses which were reasonably incurred.

Our by-laws provide that we shall indemnify directors and officers to the extent permitted by law. We have entered into agreements with our directors and officers to indemnify them, to the extent permitted by law and subject to certain limitations, against all costs reasonably incurred by any such director or officer in an action or proceeding to which the director or officer was made a party by reason of being a director or officer.

We maintain insurance policies relating to certain liabilities that our directors and officers may incur in such capacity. The directors and officers are not required to pay any premium in respect of the insurance. The policies contain standard industry exclusions and no claims have been made thereunder to date.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

EXHIBITS

Exhibit No.	Description

4.1	Annual Information Form of the Registrant for the fiscal year ended December 31, 2013, dated March 31, 2014 (incorporated by reference from the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2013, filed with the Commission on April 1, 2014).

4.2	Audited comparative consolidated financial statements of the Registrant and the notes thereto for the fiscal year ended December 31, 2013, together with the report of the auditors thereon and attached thereto (incorporated by reference from Exhibit 1.3 to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2013, filed with the Commission on April 1, 2014).

4.3	Management’s discussion and analysis of the financial condition and results of operations of the Registrant for the fiscal year ended December 31, 2013 (incorporated by reference from the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2013, filed with the Commission on April 1, 2014).

4.4	Management information circular of the Registrant dated May 23, 2014, prepared in connection with the annual general and special meeting of shareholders of the Registrant held on June 23, 2014 (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on May 30, 2014).

4.5	Management information circular of the Registrant dated March 3, 2014, prepared in connection with the special meeting of shareholders of the Registrant held on March 28, 2014 (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on March 7, 2014).

4.5	Management information circular of the Registrant dated April 1, 2013, prepared in connection with the annual and special meeting of shareholders of the Registrant held on May 9, 2013 (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on April 10, 2013).

4.6	Unaudited condensed interim consolidated financial statements of the Registrant and the notes thereto for the nine months ended September 30, 2014 and 2013 (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on November 6, 2014).

4.7	Management’s discussion and analysis of the financial condition and results of operations of the Registrant for the nine months ended September 30, 2014 and 2013 (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on November 6, 2014).

4.8	Material change report, dated January 23, 2014.

4.9	Material change report, dated February 13, 2014 (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on February 14, 2014).

4.10	Material change report, dated April 21, 2014 (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on April 22, 2014).

5.1	Consent of KPMG LLP.

5.2*	Consent of Tetra Tech Inc.

6.1	Powers of Attorney (included in Part III of this Registration Statement).

7.1	Form of Indenture (if debt securities are offered by a supplement to this Registration Statement, the Registrant will file with the Commission a trustee’s Statement of Eligibility on Form T-1).

*	To be filed by amendment.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in such securities.

Item 2. Consent to Service of Process.

(a) Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b) Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 5th day of December, 2014.

NORTH AMERICAN PALLADIUM LTD.

By:	/s/ Phil du Toit
Name:	Phil du Toit
Title:	President and Chief Executive Officer

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POWERS OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each officer or director of North American Palladium Ltd. whose signature appears below constitutes and appoints Phil du Toit and Dave Langille, and each of them, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post effective amendments, and supplements to this Registration Statement on Form F-10, and registration statements filed pursuant to Rule 429 under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated on December 5, 2014.

Signature	Title

/s/ Phil du Toit Phil du Toit	President and Chief Executive Officer

/s/ Dave Langille Dave Langille	Chief Financial Officer

/s/ Robert J. Quinn Robert J. Quinn	Director and Chairman

/s/ André J. Douchane André J. Douchane	Director

/s/ Alfred L. Hills Alfred L. Hills	Director

/s/ John W. Jentz John W. Jentz	Director

/s/ Greg J. Van Staveren Greg J. Van Staveren	Director

/s/ William J. Weymark William J. Weymark	Director

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, in the City of Kingwood in the State of Texas, on this 5th day of December, 2014.

Robert J. Quinn
(Authorized Representative)

By:	/s/ Robert J. Quinn
Name: Robert J. Quinn
Title: Director and Chairman

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EXHIBITS

Exhibit No.	Description

4.1	Annual Information Form of the Registrant for the fiscal year ended December 31, 2013, dated March 31, 2014 (incorporated by reference from the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2013, filed with the Commission on April 1, 2014).

4.2	Audited comparative consolidated financial statements of the Registrant and the notes thereto for the fiscal year ended December 31, 2013, together with the report of the auditors thereon and attached thereto (incorporated by reference from Exhibit 1.3 to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2013, filed with the Commission on April 1, 2014).

4.3	Management’s discussion and analysis of the financial condition and results of operations of the Registrant for the fiscal year ended December 31, 2013 (incorporated by reference from the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2013, filed with the Commission on April 1, 2014).

4.4	Management information circular of the Registrant dated May 23, 2014, prepared in connection with the annual general and special meeting of shareholders of the Registrant held on June 23, 2014 (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on May 30, 2014).

4.5	Management information circular of the Registrant dated March 3, 2014, prepared in connection with the special meeting of shareholders of the Registrant held on March 28, 2014 (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on March 7, 2014).

4.5	Management information circular of the Registrant dated April 1, 2013, prepared in connection with the annual and special meeting of shareholders of the Registrant held on May 9, 2013 (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on April 10, 2013).

4.6	Unaudited condensed interim consolidated financial statements of the Registrant and the notes thereto for the nine months ended September 30, 2014 and 2013 (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on November 6, 2014).

4.7	Management’s discussion and analysis of the financial condition and results of operations of the Registrant for the nine months ended September 30, 2014 and 2013 (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on November 6, 2014).

4.8	Material change report, dated January 23, 2014.

4.9	Material change report, dated February 13, 2014 (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on February 14, 2014).

4.10	Material change report, dated April 21, 2014 (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on April 22, 2014).

5.1	Consent of KPMG LLP.

5.2*	Consent of Tetra Tech Inc.

6.1	Powers of Attorney (included in Part III of this Registration Statement).

7.1	Form of Indenture (if debt securities are offered by a supplement to this Registration Statement, the Registrant will file with the Commission a trustee’s Statement of Eligibility on Form T-1).

*	To be filed by amendment.

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